U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Marbut, Bob
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(Last) (First) (Middle)


c/o Hearst-Argyle Television, Inc.
888 Seventh Avenue
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(Street)


New York, New York 10106
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Hearst-Argyle Television, Inc.  (NYSE: HTV)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

November 22, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

[ X ]     Form filed by One Reporting Person
[   ]     Form filed by More than One Reporting Person


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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security          2. Trans-   2A.       3. Trans-   4. Securities Acquired   5. Amount of   6. Ownership   7. Nature of
   (Instr. 3)                    action      Deemed    action      (A) or Disposed of       Securities     Form:          Indirect
                                 Date        Execution Code        of (D)                   Beneficial     Direct         Beneficial
                                             Date,     (Instr. 8)  (Instr. 3, 4 and 5)      ly Owned       (D) or         Ownership
                                 (Month/     if any                                         at End of      Indirect
                                 Day/        (Month/                                        Month          (I)            (Instr. 4)
                                 Year)       Day/                                           (Instr. 3      (Instr. 4)
                                             Year)                                          and 4)
                                                     Code  V   Amount     (A)    Price
                                                                          or
                                                                          (D)
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Series A Common Stock,
par value $.01                   11/22/02 11/22/02   S(1)      10,000     D      $24.21     475,061        D
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Series A Common Stock,
par value $.01                   11/22/02 11/22/02   S         15,000     D      $24.2017   475,061        D
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(1)  Sold pursuant to 10b-5(1)(c) plan.

* If the form is filed by more than one Reporting Person, see Instructions 4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.



           /s/ Jonathan C. Mintzer                              11/22/02
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      **Signature of Reporting Person                             Date
      Jonathan C. Mintzer, proxy
      on behalf of Bob Marbut